Exhibit 10.4

IIS RE LTD.

and

ARTEX SAC LIMITED

and

ARTEX SAC LIMITED
ACTING IN RESPECT OF IIS CCG SEGREGATED ACCOUNT

PREFERENCE SHAREHOLDER

AGREEMENT

THIS PREFERENCE SHAREHOLDER AGREEMENT (the “Agreement”) entered into this 10th day of January, 2018, and to become effective as of the Effective Date (defined below), is made and entered into by and between:

(1) IIS RE LTD., an exempted company limited by shares incorporated under the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (“Shareholder” or “Manager”); and

(2) ARTEX SAC LIMITED, an exempted company limited by shares licensed as a Class 3 and Class C Long-Term insurer and registered under the Segregated Accounts Companies Act 2000 as amended (“SAC Act”), incorporated under the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (“Artex SAC”); and

(3) ARTEX SAC ACTING IN RESPECT OF IIS CCG SEGREGATED ACCOUNT, a segregated account established by Artex SAC on November 23, 2017 (the “Segregated Account”), (collectively, the “Parties”).

WHEREAS:

A.	Artex SAC acting in respect of the Segregated Account will enter into a quota share retrocession agreement in the form attached hereto as Schedule 4 (“Retrocession Agreement”) with segregated account of Iris Reinsurance Ltd (the “Ceding Insurer”) pursuant to which Segregated Account will reinsure a quota share percentage of the Ceding Insurer’s portfolio (the “Program”).

B.	The Shareholder has agreed to purchase one hundred (100) voting redeemable series preference share with a par value of US$1.00 linked to the Segregated Account pursuant to the terms of this Agreement (“Preference Shares”). Such purchase and any subsequent purchase of Preference Shares constitutes a “Subscription” as set forth in each Subscription Form;

C.	The Preference Shares are being sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any securities law of any state of the United States or of any other jurisdiction, and the initial sale on or around the date hereof is being, and any subsequent sale, shall be made only to Accredited Investors (as defined in Rule 501 of Regulation D);

D.	To enable the Segregated Account to meet the terms and obligations of the Retrocession Agreement, the Shareholder has agreed to provide cash contributions on the Effective Date (“Contributed Surplus”) to or on behalf of the Segregated Account, separately to enable the Segregated Account to meet certain collateral requirements and liabilities arising pursuant to the terms of the Retrocession Agreement;

E.	Manager will manage the assets of the Segregated Account and all earnings thereof for the benefit of the Shareholder, subject to all Total Losses, Claim Expenses and Program Fees, to be paid therefrom as provided in this Agreement; and

F.	The Parties intend that this Agreement shall be a governing instrument for the purposes of the SAC Act and the Shareholder shall be an “account owner” of the Segregated Account within the meaning of the SAC Act.

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NOW THEREFORE, in consideration of the foregoing and the following premises, the Shareholder, Manager and Artex SAC agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words and expressions will have the following meanings:

1.1	Artex Bermuda: Shall have the meaning given to it in clause 3.7;

1.2	Board: Shall have the meaning given to it in clause 3.2;

1.3	Books and Records: Shall have the meaning given to it in clause 5.2;

1.4	Business Day: Shall mean any day, other than a Saturday or Sunday, on which commercial banks in Bermuda are open for business;

1.5	Ceding Insurer: Shall have the meaning given to it in Recital A;

1.6	Claim Expenses: Shall mean all reasonable unallocated expenses incurred resulting from claims under the Retrocession Agreement as per reports provided by Ceding Insurer, including, but not limited to, attorneys’ fees, court costs, expert witness fees, bonds and other legal expenses, field investigation, rehabilitation, and subrogation costs;

1.7	Code: Shall mean the United States Internal Revenue Code of 1986, as amended;

1.8	Collateral: Shall mean security in a form and amount pursuant to the terms of the Retrocession Agreement;

1.9	Companies Act: Shall mean the Companies Act 1981, as amended;

1.10	Contributed Surplus: Shall have the meaning given to it in Recital D;

1.11	Effective Date: Shall mean the first (1st) Business Day following the satisfaction of the latest to occur of the following conditions precedent: (i) the closing of the initial public offering of Insurance Income Strategies Ltd., a Bermuda reinsurance holding company and ultimate parent corporation of the Shareholder; and (ii) the Retrocession Agreement going into effect as per its terms.

1.12	Financial Statements: Shall have the meaning given to it in clause 5.1.

1.13	Incurred Losses: As estimated by Ceding Insurer and Manager, the total US dollar amount of losses and allocated loss adjustment expenses incurred by the Segregated Account, including paid losses and allocated loss adjustment expenses, case reserves and an amount calculated for incurred but not reported losses (“IBNR”) on claims made under the Retrocession Agreement. Artex SAC shall record IBNR solely using the estimates provided by Ceding Insurer, provided that no item of loss shall be counted more than once;

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1.14	Indemnified Parties: Shall have the meaning given to it in clause 7.1;

1.15	Insurance Act: Shall mean the Insurance Act 1978 and related regulations, each as amended;

1.16	Investment Income: All monies received as a result of earnings of and capital gains related to the investment of funds linked to the Segregated Account in bank accounts, time deposits, government securities, bonds and any other approved investment under the terms of this Agreement and the Retrocession Agreement;

1.17	Litigation: Shall have the meaning given to it in clause 20;

1.18	Net Assumed Premium: The reinsurance premium receivable by the Segregated Account after deduction of expenses, commissions, taxes and dividends pursuant to the terms of the Retrocession Agreement;

1.19	Parties: Shall have the meaning set out in the Preamble;

1.20	Preference Shares: Shall have the meaning given to it in Recital B;

1.21	Program: Shall have the meaning given to it in Recital A;

1.22	Program Fees: Shall mean the fees and expenses itemised in clause 4;

1.23	Program Result: Shall mean an amount calculated as Net Assumed Premium plus Investment Income minus Total Losses;

1.24	Purchase Price: Shall have the meaning given to it in clause 2.2;

1.25	Qualified Electing Fund Election: Shall mean an election under section 1295 of the Code to include on a current basis the Shareholder’s pro rata share of ordinary earnings and net capital gain of the Segregated Account;

1.26	Retrocession Agreement: Shall have the meaning given to it in Recital A;

1.27	SAC Act: Shall mean the Segregated Accounts Companies Act 2000, as amended;

1.28	Subscription: Shall have the meaning given to it in Recital C;

1.29	Subscription Form: Shall mean each fully executed subscription form in respect of each separate purchase of Preference Shares in the form set out in Schedule 3 hereto;

1.30	Total Losses: All Incurred Losses and other liabilities incurred by the Segregated Account, including but not limited to Claim Expenses and Program Fees, arising out of this Agreement and the Retrocession Agreement;

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1.31	Transaction: Shall have the meaning given to it in clause 18.2(a).

1.32	Treasury Regulations: Shall mean the United States Treasury Regulations promulgated under the Code.

1.33	Trust Account: Shall mean the trust account detailed in Schedule 1; and

1.34	Trust Agreement: Shall mean the agreement entered into by Artex SAC acting in respect of the Segregated Account, the Ceding Insurer and the Trustee Bank as set forth in Schedule 1, pursuant to which the Trust Account is established and administered. The Trust Agreement shall allow the Ceding Insurer to draw Collateral out of the Trust Account and allocate it to other trust accounts that Ceding Insurer may set up in accordance with the individual reinsurance agreements underlying the Retrocession Agreement.

2.	PREFERENCE SHARES AND CONTRIBUTED SURPLUS

2.1	Subject to execution of the Retrocession Agreement, the Shareholder agrees to purchase one hundred (100) Preference Shares (the “Initial Issuance”) and agrees to pay Artex SAC the purchase price amounts set forth in Schedule 3 hereto which total the amount of US$100.

2.2	It is agreed that the Shareholder will become the account owner (as defined in the SAC Act) of the Segregated Account upon the purchase of the Preference Shares and the payment of the purchase price amounts set forth in Schedule 3 or the related Subscription Form, as the case may be (the “Purchase Price”).

2.3	With respect to the Initial Issuance of the Preference Shares, the Shareholder agrees to make a separate contribution to the Contributed Surplus of the Segregated Account in accordance with the amounts set forth in Schedule 3, as may be agreed on the Effective Date. The Contributed Surplus amount on Schedule 3 shall be completed on the Effective Date of the Agreement.

2.4	The Contributed Surplus with respect to the Initial Issuance of the Preference Share, together with any Contributed Surplus payable related to the issue of Subsequent Preference Shares as set forth in any Subscription Form, shall be considered as contributed surplus in the Segregated Account’s Books and Records.

2.5	The Segregated Account hereby directs the Shareholder to pay the Purchase Price and the Contributed Surplus directly into the Bank Account in accordance with the instructions set forth in Schedule 2 hereto. The Segregated Account shall be deemed to have received all such amounts constituting the Contributed Surplus upon such amounts being received in the Bank Account.

2.6	The Shareholder shall only be required to make any additional contributions to the Segregated Account, including the Contributed Surplus account, pursuant to a Subscription Form, if any, duly executed and delivered by the Shareholder in accordance with its terms and the terms hereof.

2.7	Artex SAC (a) agrees that it shall not issue any other shares of any class or series linked to, or which grant any economic or voting rights with respect to, the Segregated Account except as provided in Article 3 hereof or any options, warrants or similar rights to purchase any such shares and (b) represents and warrants that the Preference Shares issued pursuant to this Agreement represents full and complete and sole ownership rights in the Segregated Account to the Shareholder as the account owners of the Segregated Account.

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3.	SEGREGATED ACCOUNT

3.1	Artex SAC shall establish and maintain the Segregated Account as a segregated account pursuant to the SAC Act.

3.2	The Shareholder, as an account owner of the Segregated Account, is entitled to receive, subject to and in accordance with this Agreement and the provisions of Bermuda law including without limitation the SAC Act (a copy of which the Shareholder hereby acknowledges having received from Artex SAC), distributions out of the assets of the Segregated Account only as recommended by the Manager and declared by the board of directors of Artex SAC (the “Board”) from time to time in accordance with its Bye-Laws, the SAC Act and this Agreement. No other party, Person or entity shall be entitled to any such distributions or any dividend out of the assets of the Segregated Account. Subject to the requirements of the SAC Act, the Companies Act, the Insurance Act and the Bye-Laws, upon the recommendation of the Manager, the Board shall not unreasonably withhold the declaration to pay such dividends, it being understood that the dividends and distributions from the Segregated Account to the Shareholder are sole source of working capital for the Shareholder.

3.3	Any and all payments, funds, or other rights (including without limitation any rights or interests in such rights to payment) received or to be received by, or for the benefit of, Artex SAC pursuant to or in respect of the Retrocession Agreement or in any other way related to the business of the Segregated Account shall be, save for the Program Fees, solely for the benefit of and shall be allocated and directed to the Segregated Account.

3.4	The assets of the Segregated Account shall be kept segregated within the meaning of the SAC Act and separate and distinct from all other funds and assets of Artex SAC and are not chargeable with any liability arising from any other business of Artex SAC. Except for claims relating directly to the Segregated Account, Artex SAC, its other shareholders and its other creditors shall have no recourse or right (whether with respect to its general account or any of its other segregated accounts) to the assets and properties of the Segregated Account, and the assets and properties of the Segregated Account shall not be used with respect to the obligations of the general account of Artex SAC or the obligations of any of its other segregated accounts or any other persons, whether during the insolvency, bankruptcy or financial impairment of Artex SAC, its other segregated accounts, its other shareholders, or affiliates, or otherwise. Artex SAC shall ensure that the assets of the Segregated Account will at all times be maintained separately from, and will not be commingled with, the assets of Artex SAC (whether under its general account or under any of its other segregated accounts) or the assets of any other person or entity.

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3.5	The Segregated Account agrees to enter into the Retrocession Agreement, which shall be deemed a “contract” as defined in the SAC Act and linked to the Segregated Account and pursuant to which the Ceding Insurer is conferred as a secured creditor of the Segregated Account. Apart from the Retrocession Agreement, the Trust Agreement and this Agreement, the Segregated Account is not party to any other agreements or instruments creating or affecting the rights or obligations of the Segregated Account.

3.6	The Shareholder shall act as Manager (as defined in the SAC Act) of the Segregated Account and shall manage the administrative, unregulated operational, and investment management affairs of the Segregated Account including the approval and payment of fees in accordance with this Agreement and approval of all service providers for the Segregated Account, for and on behalf of the Segregated Account.

3.7	Artex SAC, through its Board and its managers, Artex Risk Solutions (Bermuda) Limited (“Artex Bermuda”), pursuant to a services agreement between Artex SAC and Artex Bermuda, will manage affairs of the Segregated Account not managed by the Shareholder pursuant to clause 3.6, including the Trust Agreement necessary to implement the Program.

3.8	This Agreement confers no rights to the Shareholder other than the rights to the Segregated Account specifically set forth in this Agreement. This Agreement confers voting rights on the Shareholder relative only to the affairs of the Segregated Account, and not to the affairs of any or all other segregated accounts of Artex SAC if classed as a group, or of the general account of Artex SAC.

3.9	The Shareholder agrees and acknowledges that there shall only be recourse to the assets of the Segregated Account and that (except where all relevant parties may expressly agree otherwise, and in accordance with the provisions of Section 17A of the SAC Act) in the event of the exhaustion of the assets linked to the Segregated Account there shall be no recourse by any party to the assets which are linked to any other segregated account (as that term is defined in the SAC Act) established by Artex SAC or to the general account of Artex SAC and that there is no obligation whatsoever for Artex SAC to use any of its property or assets, to satisfy any claim in the event of the exhaustion of the assets linked to the Segregated Account, provided that nothing in this clause 3.9 shall operate to limit the liability of Artex SAC for any damage, loss, costs or expenses whatsoever to or of the Shareholder caused by Artex SAC’s own actual breach of this Agreement, negligence, dishonesty, fraud or willful default or that of any of their directors, officers, employees or agents as the case may be.

3.10	The Shareholder agrees and acknowledges that, subject to and in accordance with the requirements of the SAC Act, the Companies Act, the Insurance Act, and Artex SAC’s Bye-Laws, Artex SAC in its absolute sole discretion may cancel the Program with respect to the Shareholder at book value upon the affirmative vote of the Board if any one or more of the following events occurs and remains unresolved for a period of 45 days: (1) the Shareholder is put into bankruptcy or is bankrupt, placed into receivership, liquidated, or dissolved; (2) the Shareholder discontinues its business; or (3) the Shareholder takes any action for the purpose of effecting any of the actions set forth in this clause. For the avoidance of doubt, any decision by Artex SAC to cancel the Program with respect to the Shareholder shall have no effect on the Collateral posted by the Segregated Account for the Ceding Insurer in connection with the Retrocession Agreement, which Collateral shall remain in place for the sole benefit of the Ceding Insurer until the satisfaction of all liabilities owed to the Ceding Insurer.

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3.11	The Shareholder and Artex SAC acting in respect of the Segregated Account agree that Artex SAC may store Shareholder and/or Segregated Account information, including but not limited to confidential and financial information on a central Artex Group of Companies server or database, which may be located in another jurisdiction; provided that Artex SAC shall take the same precautions to keep such information confidential as it uses to prevent disclosure of its own confidential information. Access to such information shall be restricted to authorised personnel of Artex SAC or its insurance manager but will be made available to Shareholder and the Manager upon request.

3.12	Other than this Agreement, the Retrocession Agreement and the Trust Agreement, Artex SAC, either for its own account or on behalf and for the benefit of the Segregated Account, shall not enter into any additional agreements or contracts with respect to the Segregated Account, except as may be agreed to by the Parties from time to time. Except as expressly otherwise provided herein, the Shareholder and Artex SAC shall not at any time enter into any other agreements or contracts with respect to the Segregated Account, appoint any new investment manager, or incur any liability with respect to the Segregated Account, except such agreements or contracts entered into by the Shareholder in connection with a sale or transfer of its Preference Shares reasonably required in connection therewith, which sale or transfer is otherwise permitted by the other paragraphs of this Agreement. Without limiting the foregoing, Artex SAC shall not amend, alter, rescind, terminate or waive any rights or consent to any assignment of the Retrocession Agreement; provided that Artex SAC may amend the Retrocession Agreement in connection with a renewal thereof that is permitted by Article 3 hereof; provided further, that such amendment and renewal is fully disclosed in its entirety to the Shareholder as a condition precedent to its execution and delivery of a Subscription Form. Artex SAC shall cause all assets of the trust account created under the Trust Agreement to be invested only as permitted under the Retrocession Agreement and Trust Agreement.

3.13	The Shareholder shall not knowingly cause and Artex SAC shall not take any action that may adversely affect the validity, legal existence or the segregated nature of the Segregated Account, except as may be mandated by judicial or regulatory order or other governmental action (in which case, Artex SAC shall provide reasonable advance notice of such action to the Shareholder, unless prevented from doing so by law, and allow the Shareholder to contest, and cooperate with the Shareholder in contesting, such action), or as agreed between the parties hereto.

3.14	Artex SAC shall exercise fully its rights pursuant to the Retrocession Agreement to inspect such of the books and records of the Ceding Insurer and to obtain such information and copies of documents from the Ceding Insurer as Segregated Account is entitled to request pursuant to the Retrocession Agreement. Artex SAC shall provide the Shareholder with copies of such documents within a reasonable time after receipt thereof.

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3.15	The interest of the Shareholder in the Segregated Account is derived from the Bye-laws of Artex SAC and the SAC Act. Except as provided in this Agreement, Artex SAC shall not create any other interest with respect to the Segregated Account.

3.16	Artex SAC (including, for these purposes, the Board and Artex Bermuda), either for its own account or on behalf and for the benefit of the Segregated Account, shall take commercially reasonable efforts to avoid the establishment of a “trade or business within the United States,” as defined under the Code and applicable United States Federal income tax law by ensuring, among other things, that all management and executive decisions will be made outside of the United States, all employees of the Segregated Account and Artex SAC will conduct business on behalf of the Segregated Account and Artex SAC outside of the United States, all signatories who execute any documents acting in respect of or for the benefit of the Segregated Account will do so outside of the United States and all of the Segregated Account’s corporate functions will be performed outside of the United States.

3.17	Artex SAC (including, for these purposes, the Board and Artex Bermuda), either for its own account or on behalf and for the benefit of the Segregated Account, shall use commercially reasonable efforts to ensure that at no time will 20 percent or more (by both voting power and value) of all classes of (a) its shares and (b) shares specifically linked to the Segregated Account, be owned (directly or indirectly) by the persons directly or indirectly insured by Artex SAC or the Segregated Account (or by any related party).

3.18	Artex SAC (including, for these purposes, the Board and Artex Bermuda) and the Manager shall use commercially reasonable efforts to ensure that the Segregated Account will maintain appropriate reserves in accordance with the applicable law and will not generate investment returns that substantially exceed the needs of the Segregated Account’s reinsurance business.

3.19	Artex SAC is offering the Preference Shares which is being sold without registration pursuant to an exemption under the Securities Act and neither Artex SAC or the Segregated Account will be an “investment company” as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

4.	SAC PROGRAM FEE PAYMENTS

From the Net Assumed Premiums received by the Segregated Account pursuant to the Retrocession Agreement, which is attached hereto as Schedule 4 and made a part hereof, the Segregated Account will pay the following amounts to Artex SAC:

A.	Insurance Manager & Principal Representative Fees	$40,000 per annum payable quarterly in advance.

For the avoidance doubt, the Segregated Account shall be responsible to pay for all its expenses, including any applicable letter of credit fees, bank charges, audit fees and other Program specific costs incurred.

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5.	REPORTS

5.1	Artex SAC will furnish the Shareholder with detailed accounting of Net Assumed Premium, Investment Income, Incurred Losses, Claims Expenses, Program Fees, Program Result and Preference Shares in respect of the Segregated Account as provided for in this Agreement, on a monthly basis within 7 business days of the month end. Artex SAC will also provide the Shareholder with all reports and other written information provided pursuant to or in connection with the Retrocession Agreement within 2 (2) Business Days of receipt thereof, unless otherwise specified herein. Artex SAC shall also provide income statement, balance sheet and cash flow statements along with requested supporting schedules (the “Financial Statements”) of the Segregated Account to the Shareholder in a format that allows the Shareholder to consolidate the Financial Statements of the Segregated Account with the financial statements of Insurance Income Strategies Ltd. (the ultimate parent company of Shareholder), which is subject to public reporting requirements and deadlines.

5.2	The books and records maintained in respect of all business conducted under this Agreement with respect to the Segregated Account (“Books and Records”) may, upon written notice being provided by the Shareholder to Artex SAC of not less than ten (10) Business Days, be inspected by the Shareholder or the auditors of the Shareholder’s parent company during the normal working hours of Artex SAC. The inspection must be conducted by a duly authorised representative of the Shareholder. The Shareholder shall not have the right to inspect the records relating to any other segregated account or (in such capacity) the general account of Artex SAC.

5.3	The Shareholder hereby waives its respective right to have laid before a general meeting, or otherwise to be provided with, any auditor’s report in respect of the financial statements in respect of the Segregated Account. This waiver will remain in place for an indefinite period but is revocable at the option of the Shareholder on written notification to Artex SAC.

5.4	If the Shareholder shall at any time revoke the waiver set out in clause 5.3 then it is agreed that the Shareholder shall be entitled to audit the Segregated Account, at reasonable times and places, upon reasonable notice to Artex SAC, and at the expense of the Shareholder, whenever it reasonably deems such an audit to be necessary. This audit right shall survive termination of this Agreement and shall continue as long as the Segregated Account is in the care, custody, or control of Artex SAC.

5.5	It is further agreed that the Shareholder, or the Shareholder’s authorized representative, may file a Protective Statement pursuant to section 1.1295-3 of the Treasury Regulations with its United States Federal income tax return allowing the Shareholder, or the Shareholder’s beneficial owners, to make a retroactive Qualified Electing Fund Election and that the Segregated Account timely will provide (or cause to be provided) to the Shareholder all necessary information required to be provided to the Shareholder under section 1295 of the Code and the Treasury Regulations thereunder.

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6.	DISTRIBUTIONS

6.1	The Board upon recommendation of the Manager shall, as soon as practicable and subject to the requirements of the SAC Act, the Companies Act, the Insurance Act and the Bye-Laws, authorize the payment of dividends to the Shareholder out of the Segregated Account from time to time, based on the Program Result or the expiry of the Retrocession Agreement. Upon the recommendation of the Manager, the Board shall not unreasonably withhold the declaration to pay such dividends, it being understood that the dividends and distributions from the Segregated Account to the Shareholder are sole source of working capital for the Shareholder. Notwithstanding any other provision of this Agreement or the SAC Act, a dividend shall not be declared or paid, or a distribution declared or made, in respect of the Preference Shares or other account holdings linked to the Segregated Account unless the necessary approvals have been received from the Bermuda Monetary Authority if there are reasonable grounds for believing that (a) the Segregated Account is not, or would after the payment not be, solvent (in the sense that it is able to pay its liabilities (excluding obligations to account owners of the Segregated Account in that capacity)); or (b) the realisable value of the assets of the Segregated Account would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. For the avoidance of doubt, dividends or distributions in respect of securities (defined in the SAC Act to include the Preference Shares) linked to the Segregated Account shall be paid or made on or in respect of those securities by reference only to the assets and liabilities of the Segregated Account and not by reference to the general account of Artex SAC or any other segregated account of Artex SAC, and otherwise in accordance with the rights of such securities. The Board shall not unreasonably withhold approval of distributions if the realisable value of the assets of the Segregated Account would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts following the payment of the distribution.

6.2	Subject to the SAC Act, the Companies Act, the Insurance Act and the Bye-Laws, the Board (a) shall cause the Preference Shares to be redeemed, to the maximum extent permitted by law, in the event of the termination or commutation of the Retrocession Agreement; and (b) may at any time other than the times specified in subclause (a), in its sole discretion and instead of declaring a dividend, offer to redeem the Preference Shares pro rata to the Shareholder at any price reasonably determined by the Board, consistent with its fiduciary duty to the Shareholder; provided, that, any redemption of the Preference Shares shall only be made at a price agreed with the Shareholder. In addition, reasonably prior to expiry of the Retrocession Agreement or such earlier or later time as the Retrocession Agreement is proposed to be renewed, the Board shall, to the maximum extent permitted by law and subject to the availability of unencumbered funds, propose to the Shareholder partial (or if all amounts deposited in the Trust Account are to be released as part of such expiry, termination or commutation and such released assets will constitute all assets of the Segregated Account, full) redemption of the Preference Shares. The Shareholder shall have the right to accept such redemption offer and receive the aggregate payment price in cash or may elect to redeem the Preference Shares and reinvest the aggregate payment price in a deemed purchase of newly issued Subsequent Preference Shares under terms and conditions agreed to with Artex SAC at the time of such deemed purchase (a “Reinvestment Election”); provided that such Reinvestment Election shall not be effective (a) if the Retrocession Agreement is not renewed in connection with such expiry, termination or commutation and (b) unless (i) the Shareholder makes a Reinvestment Election or (ii) the Shareholder making Reinvestment Elections subscribes for sufficient Subsequent Preference Shares such that the Segregated Account can satisfy its obligations to post collateral in connection with renewal of the Retrocession Agreement, and if any Reinvestment Election is not effective, each Reinvestment Election shall be deemed to be an election to receive the aggregate purchase price in cash. Neither the Manager, Artex SAC nor the Segregated Account shall renew the Retrocession Agreement in the absence of a valid Reinvestment Election. Notwithstanding any other provision of this Agreement or the SAC Act, the Preference Shares may not be redeemed if (x) on the date of the redemption, after taking into account the redemption, there are reasonable grounds for believing that the Segregated Account is not solvent (in the sense that it is able to pay its liabilities (excluding obligations to account owners of the Segregated Account in that capacity)); or (y) all creditors with claims linked to the Segregated Account on that date have not expressed in writing their concurrence to the redemption. For the avoidance of doubt, the redemption of the Preference Shares shall only be paid from the assets linked to the Segregated Account and not from the assets of the general account of Artex SAC or any other segregated account of Artex SAC and otherwise in accordance with the rights of such securities.

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6.3	Any premium (amounts over par value) payable on the redemption must be provided out of the funds of the Segregated Account which would otherwise be available for dividend or distribution or out of the Segregated Account’s share premium or contributed surplus account with respect to the Segregated Account.

7.	INDEMNITY AND HOLD HARMLESS

7.1	Artex SAC shall not be liable for any damage, loss, costs or expenses whatsoever to or of the Shareholder at any time from any cause whatsoever unless caused by Artex SAC’s own actual breach of this Agreement, negligence, dishonesty, fraud or wilful default or that of any of their directors, officers, employees or agents as the case may be (all such parties, inclusive of Artex SAC, “Indemnified Parties”).

7.2	Subject to clause 7.3, the Shareholder agrees to indemnify and hold harmless the Indemnified Parties against any liability, actions, proceedings, claims, demands, costs or expenses whatsoever which they or any of them directly incur in consequence of its performance of the functions and services provided for hereunder or resulting from a breach or inaccuracy by the Shareholder of any of the representations, warranties and covenants set forth in clause 18.2, except as a result of breach of this Agreement, negligence, dishonesty, fraud or wilful default of an Indemnified Party and this indemnity shall expressly inure to the benefit of any director, officer or employee, existing or future, and to the benefit of any successor of Artex SAC.

7.3	Under no circumstances shall the Shareholder be liable for any exemplary, special, indirect, incidental, punitive, treble or consequential loss or damages (including any actual or prospective loss of revenue or profit).

7.4	The liability of the Shareholder for the performance and discharge of all of its obligations in respect of the Segregated Account’s obligations pursuant to the Retrocession Agreement (together “Obligations” for purposes of this Article), shall be limited to the aggregate Purchase Price paid or payable by the Shareholder in connection with its subscription for the Preference Shares and the Contributed Surplus pursuant to clauses 2.1 and 2.3 hereof and any Subscription Form executed and delivered by the Shareholder, Artex SAC and the Segregated Account (the “Capital”). In the event that the Capital is insufficient to meet all Obligations, any Obligations remaining after the application of such Capital shall be extinguished, and the Company undertakes in such circumstances to take no further action against the Shareholder in respect of any such Obligations.

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7.5	Artex SAC and Manager shall procure that any Retrocession Agreement to be entered into by the Segregated Account shall contain provisions to the effect that the liability of the Segregated Account for the performance and discharge of all of its obligations, however they may arise, in relation to the relevant Retrocession Agreement, shall be limited to and payable solely from the proceeds of realization of the assets held as collateral in respect of such Retrocession Agreement and accordingly there shall be no recourse to any other assets of the Segregated Account or any assets of the Shareholder.

8.	BOARD ACTIONS

Subject to the SAC Act, the Companies Act, the Insurance Act and the Bye-Laws, the Board shall at all times act in the best interests of the Segregated Account and, with respect to the Segregated Account, the Shareholder.

9.	TERMINATION

9.1	This Agreement shall terminate on the satisfaction in full or expiry of all obligations of the Segregated Account and the Shareholder under the Retrocession Agreement(s) and this Agreement and the distribution of any remaining property or assets of the Segregated Account to the Shareholder.

9.2	The Shareholder may only terminate this Agreement when all liabilities under the Retrocession Agreement(s) have been completely settled and as a result there are no liabilities on the Books and Records of the Segregated Account or where the Retrocession Agreement(s) have been commuted to the Ceding Insurer or novated to a third party, subject always to the consent of the Segregated Account, such consent not to be unreasonably withheld, conditioned or delayed.

9.3	This Agreement may be terminated immediately by any Party should (i) a petition in bankruptcy be filed by or against any other party, or (ii) an action or proceeding for dissolution be instituted by or against any other party, or (iii) an assignment for the benefit of creditors be made by any other party.

9.4	The terms and conditions of clause 2 (Preference Share and Contributed Surplus), clause 3 (Segregated Account), clause 4 (SAC Program Fee Payments), clause 5 (Reports), clause 6 (Distributions), clause 7 (Indemnity and Hold Harmless), clause 8 (Board Actions), clause 10 (Further Assurances), and clause 11 (Assignment) shall survive termination of this Agreement until all liabilities of the Segregated Account are extinguished.

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9.5	Subject to clause 9.4, termination of this Agreement pursuant to clause 9.2 hereof shall not affect the obligations of the Shareholder and the Segregated Account in respect of the period prior to the date of termination.

9.6	In the event of termination under clause 9.2 hereof and subject to clause 9.4, the Shareholder shall continue to ensure prompt payment of all amounts due under this Agreement, and Artex SAC shall continue to render services under this Agreement until either all Total Losses for the period prior to termination have been paid, or there is mutual agreement that all liabilities have been settled, after which there shall be a final billing and settlement of accounts.

9.7	Upon termination of this Agreement pursuant to clauses 9.1 to 9.6 above the Board will redeem the Preference Shares pursuant to clause 6.2.

10.	TAX DISCLAIMER

The Shareholder hereby represents and warrants that it has neither received nor relied on any tax or legal advice from Artex SAC or its representatives regarding the tax treatment of insurance premiums, other payments or distributions under this Agreement, or the Retrocession Agreement, and further recognises that the tax treatment of Net Assumed Premium, Investment Income and distributions is an issue which the Shareholder shall determine on their own behalf. Artex SAC hereby acknowledges and agrees that the Shareholder has explicitly relied, and is entitled to so rely, on the representations, warranties and covenants contained in clauses 3.16 through 3.18 hereof in entering into this Agreement and as a condition precedent to the execution, delivery and performance of this Agreement by the Shareholder.

11.	ASSIGNMENT

11.1	Other than to the Ceding Insurer (with respect to the Retrocession Agreement) it is agreed that neither the Segregated Account nor Artex SAC may assign or transfer or subcontract, or purport to assign or transfer or subcontract, a right or obligation under this Agreement, the Retrocession Agreement, or any other agreement pursuant to which risks are reinsured by the Segregated Account.

11.2	The Shareholder may not assign or transfer or subcontract, or purport to assign or transfer or subcontract, a right or obligation under this Agreement or in respect of the participation constituted hereby without having first obtained the prior written consent of Artex SAC, such consent not to be unreasonably withheld, conditioned or delayed. The Shareholder may sell, assign or transfer the Preference Shares to an affiliated party that it controls, is controlled by or under common control with.

12.	AMENDMENTS

Except as otherwise specifically provided herein with respect to specific provisions hereof, this Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, only if such modification, amendment or waiver is in writing and signed by all of the parties.

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13.	PRIOR AGREEMENTS

This Agreement cancels and supersedes all prior agreements and understandings between the parties and reflects the entire understanding of all parties with respect to the subject matter hereof. Modifications, if any, of this Agreement may be made only in writing, signed by duly authorised representatives of the parties hereto.

14.	SEVERABILITY

If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each such remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.	PARTIES IN INTEREST

This Agreement shall be binding on and inure to the benefit of the Parties hereto, their administrators, executors, successors and assigns.

16.	CURRENCY

All monetary amounts expressed in this Agreement are expressed in US dollars and all amounts payable pursuant to this Agreement or with respect to the Segregated Account are payable in US dollars unless otherwise specified.

17.	NOTICES

All notices, requests, demands or other communications provided for herein shall be in writing, shall be delivered by hand or by courier, and shall be addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in a writing delivered in like manner. All notices sent by courier will be deemed to be received seventy two (72) hours after posting:

Notices to Artex SAC or the Segregated Account shall be addressed to:

Artex SAC Limited

P.O. Box HM 3033

Cumberland House

1 Victoria Street

Hamilton HM NX, Bermuda

Attention: The Board of Directors

Notices to the Shareholder shall be addressed to:

IIS Re Ltd.

Canon’s Court, 22 Victoria Street

Hamilton, HM12 Bermuda

Attention: Thomas Heise

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18.	REPRESENTATIONS AND WARRANTIES

18.1	Each of Artex SAC, on the one hand, and, the Shareholder, on the other hand, hereby represents and warrants to the other:

(a)	That it is a corporation, trust or company in good standing in the place of its organisation, and has all necessary licenses, permits and other governmental and regulatory authority to carry on its business as presently conducted and to perform its obligations under this Agreement;

(b)	That the execution, delivery and performance of this Agreement have been duly authorized by all corporate or other necessary action; and

(c)	That this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Artex SAC, or the Shareholder, as the case may be, and will be enforceable against it in accordance with the terms hereof, except as such enforcement may be affected by bankruptcy, reorganization, insolvency or other laws generally relating to the rights of creditors in effect from time to time.

18.2	The Shareholder represents and warrants to Artex SAC, on behalf of itself:

(a)	That it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and to participate in the Segregated Account (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of Artex SAC as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of this Agreement or participation in the Segregated Account shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from Artex SAC shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(b)	The Shareholder, either individually or together with its advisors and representatives, has knowledge and experience in financial, business and insurance and reinsurance matters such that the Shareholder is capable of assessing and evaluating the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. The Shareholder is also capable of assuming, and assumes, the risks of the Transaction (including, without limitation, the legal implications of the use of the Segregated Account, the effect of the Indemnity and Hold Harmless (clause 7) provided, and reliance on the reinsured for underwriting). It has had the opportunity to take advice and to obtain all such additional information that it considers necessary to evaluate the terms, conditions and risks of the Transaction;

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(c)	That Artex SAC is not acting as an express fiduciary for or an advisor to it in respect of the Transaction;

(d)	That, if applicable, the Shareholder or its agents have made full written disclosure to the Ceding Insurer that the risk underwritten is being ceded into a program in which the Shareholder may make either a financial gain or loss from the underwriting performance of the Program;

(e)	That it has read and is aware of the provisions of the SAC Act, and the Bye-Laws of Artex SAC;

(f)	The Shareholder’s financial condition is such that it has no immediate need for liquidity with respect to any funding which may be required, and the Shareholder is able to bear the economic risk inherent in the Transaction for an indefinite period of time, including the risk of not receiving distributions under this Agreement for a period of 12 months.

(g)	The Shareholder acknowledges and understands that no federal or state agency has passed on the adequacy or accuracy of the information set forth in this Agreement or in any of the documentation or material provided to the Shareholder concerning the Transaction, or made any finding or determination as to the fairness or appropriateness of or any endorsement of the Transaction;

(h)	That its entering into this Agreement is based solely on the terms of this Agreement and no other information;

(i)	That it understands that it has no voting rights or shareholder or similar rights in respect of Artex SAC (other than in respect of the Segregated Account), and therefore, that it will not be able to exercise any management or control functions with respect to the business or operations of Artex SAC or any assets or liabilities held for any segregated account (other than the Segregated Account) or the general account of Artex SAC;

(j)	That its participation will not breach any applicable money laundering rules and regulations and that it undertakes to provide reasonably satisfactory verification of its identity (on a confidential basis) to Artex SAC promptly on request;

(k)	That it acknowledges and agrees that the directors, officers, agents and shareholders of Artex SAC are or may be interested in the insurance manager, which is Artex Bermuda, or affiliates of the insurance manager as either directors, officers, or shareholders or otherwise, and that directors, officers, agents and shareholders of the insurance manager are or may be interested in Artex SAC or segregated accounts thereof as directors, officers, shareholders or otherwise, and it further acknowledges, subject to clause 5 (Reports), that no person so interested shall be liable to account for any benefit to any other party by reason solely of such interest and without limitation, the insurance manager will be entitled to retain for its own benefit and without accounting therefore to Artex SAC or the Shareholder for any profit arising out of it having acted in such capacity or any other capacity to Artex SAC whether or not for the account of the Segregated Account;

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(l)	That it will notify Artex SAC immediately if it becomes aware that any of these undertakings, representations and warranties is no longer accurate and complete as of the date when made; and

(m)	There is no action, suit, proceeding or investigation against the Shareholder, or any other circumstance that to the Shareholder’s knowledge either currently, or with the passage of time or the satisfaction of any condition precedent, or the taking of any further action, would be such, and the Shareholder is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, that is reasonably likely to adversely affect in any material respect the right of the Shareholder to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the assets, conditions, affairs or prospects of the Shareholder. The Shareholder is not in receivership or liquidation and has not taken any steps to enter into voluntary liquidation, and no petition has been presented for its winding up.

(n)	Neither Artex SAC nor the Segregated Account has made any representation or warranty about the Ceding Insurer, the Retrocession Agreement, the potential results of the transactions under the Retrocession Agreement, or the business to be conducted pursuant to the Retrocession Agreement.

(o)	The Shareholder understands that the Preference Shares are being sold in a private transaction that is intended and expected to not constitute a public offering and to be exempt from registration under applicable U.S. federal securities laws and the rules of the U.S. Securities and Exchange Commission, including the exemption set forth in Section 4(2) of the Securities Act.

(p)	The Shareholder is registered in Bermuda and is not acquiring the Preference Shares as a nominee or agent or otherwise for any other person.

(q)	The Shareholder is familiar with the business and financial condition and operations of Artex SAC and the Segregated Account, having performed its own due diligence investigation. The Shareholder has had access to such information concerning Artex SAC and the Segregated Account and the Preference Shares as it deems necessary to enable it to make an informed decision to deal with Artex SAC and the Segregated Account including the purchase of the Preference Shares.

(r)	The Shareholder is an “accredited investor” as defined in Rule 501 of Regulation D.

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(s)	The Shareholder has such knowledge, skill and experience in business, financial and investment matters that the Shareholder is capable of evaluating the merits and risk of (a) the purchase of the Preference Shares, and (b) the Shareholder’s participation in the Segregated Account and the reinsurance transactions to be conducted through the Segregated Account. With the assistance of the Shareholder’s own professional advisors, to the extent that the Shareholder has deemed appropriate, the Shareholder has made its own legal, tax, accounting and financial evaluation of the merits and risks of (x) the purchase of the Preference Shares and (y) the Shareholder’s participation in the Segregated Account and the reinsurance transactions to be conducted through the Segregated Account.

(t)	For the avoidance of doubt, it is hereby declared and agreed that any provision of this Agreement relating to the segregation of assets or liabilities of the Segregated Account shall be governed by and construed in accordance with the SAC Act, and the parties to this Agreement hereby expressly acknowledge that they may not contract otherwise in this regard.

(u)	The Segregated Account agrees to use all reasonable endeavors to ensure compliance at all material times with the provisions of the SAC Act provided that the Parties agree that no transaction or interest in the Segregated Account shall be void or voidable by reason only that at the relevant time the Segregated Account fails to comply with, or is in breach of, any provision of the SAC Act.

(v)	Any inadvertent delay, omission or error shall not be held to relieve any party hereto from any liability that would attach to it hereunder if such delay, omission or error had not been made.

(w)	The Shareholder is acquiring the Preference Shares solely for the Shareholder’s own beneficial account, and not with a view to, or for resale in connection with, any distribution of the Preference Shares.

(x)	The Shareholder understands that the Preference Share is a “restricted security” under applicable federal securities laws. The Shareholder agrees that the Shareholder will not sell, assign, pledge, give, transfer or otherwise dispose of the Preference Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Preference Shares under the Securities Act and all applicable State Securities Laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws. Without limiting the generality of the foregoing, to the extent the Shareholder otherwise shall lawfully dispose of the Preference Shares, the Shareholder shall only dispose of the Preference Share (a) in compliance with Rule 144A to parties whom such Purchaser reasonably believe are “qualified institutional buyers” as such term is defined in Rule 144A or in compliance with Regulation S under the Securities Act and (b) to “qualified purchasers” as defined under the Investment Company Act.

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(y)	The Shareholder understands that Artex SAC acting in respect of the Segregated Account may require the Shareholder to provide certification or information acceptable to Artex SAC acting in respect of the Segregated Account which is necessary for Artex SAC acting in respect of the Segregated Account (i) to prevent withholding or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which Artex SAC acting in respect of the Segregated Account receives premium payments or payments on its assets, (ii) to make payments of principal and interest on the Preference Shares without, or at a reduced rate of, withholding or backup withholding in any jurisdiction, or (iii) to enable Artex SAC acting in respect of the Segregated Account or its agents to satisfy reporting and other obligations under the Internal Revenue Code of 1986, as amended (Code) and regulations of the US Treasury Department, any reporting and similar obligations imposed by any other governmental authority and to update or replace such form or certification in accordance with its terms or its subsequent amendments. The Shareholder agrees to provide any such certification or information that is requested by Artex SAC acting in respect of the Segregated Account. If the Shareholder fails to provide any such certification or information that is requested by Artex SAC acting in respect of the Segregated Account or if the Shareholder’s ownership of the Preference Shares would cause Artex SAC acting in respect of the Segregated Account to be subject to withholding tax, Artex SAC is authorized to withhold amounts otherwise distributable to the Shareholder or to compel the Shareholder to sell the Preference Shares (and all interests therein) to a transferee designated by Artex SAC acting in respect of the Segregated Account meeting the requirements set forth herein, and, if the Shareholder does not sell its Preference Shares within 30 business days after notice from Artex SAC acting in respect of the Segregated Account (or an agent of Artex SAC acting in respect of the Segregated Account), Artex SAC acting in respect of the Segregated Account is authorized to sell such Preference Shares on behalf of the Shareholder.

(z)	With respect to any period during which the Shareholder owns more than 50% of the Preference Shares or any other interest in the Segregated Account that is treated as equity for U.S. federal income tax purposes (by number or value), or is otherwise treated as a member of Artex SAC’s or the Segregated Account’s “expanded affiliated group” (as defined in US Treasury Department’s regulations section 1.1471-5(i)), the Shareholder covenants that any member of the Shareholder’s expanded affiliated group (other than Artex SAC acting in respect of the Segregated Account) that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of Code and any Treasury regulations promulgated thereunder will be either a “participating FFI” or a “registered deemed-compliant FFI” within the meaning of Treasury regulations section 1.1471-4(e), and the Shareholder will cooperate with Artex SAC acting in respect of the Segregated Account to allow Artex SAC acting in respect of the Segregated Account to submit any required registration form or other document to the IRS so that Artex SAC acting in respect of the Segregated Account may qualify as a participating FFI.

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19.	GOVERNING LAW & JURISDICTION

This Agreement has been made and executed in Bermuda, and all matters arising out of or in connection with it shall be governed by and construed in accordance with the laws of Bermuda. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Bermuda for the resolution of any disputes arising out of or in connection with this Agreement.

20.	LITIGATION

Artex SAC agrees to promptly provide to the Shareholder notice of the relevant particulars relating to any potential or actual dispute, legal proceeding, litigation or arbitration (“Litigation”) relating to the Retrocession Agreement. Artex SAC shall, in connection with any Litigation, exercise all rights, claims, remedies and privileges available to Artex SAC or the Segregated Account, including but not limited to, retaining counsel to advise Artex SAC and initiating Litigation against the Ceding Insurer, provided however that Artex SAC shall not retain counsel or initiate Litigation without the prior written consent of the Shareholder, such consent not to be unreasonably withheld. Notwithstanding clause 7.2 hereof, the Shareholder shall indemnify Artex SAC or any Indemnified Party with respect to any liabilities, actions, proceedings, claims, demands, costs or expenses relating to any such Litigation only if Artex SAC obtains the prior written consent of the Shareholder referenced above. Nothing in this clause shall be interpreted as requiring the Shareholder to contribute assets to the Segregated Account with respect to their obligations under the Retrocession Agreement or be deemed a waiver of any of its rights to enforce or seek remedies against Artex SAC under this Agreement.

21.	FURTHER ASSURANCES

Each Party shall from time to time, promptly upon request of the other party, both during the term of this Agreement and following its termination, execute and deliver such documents and instruments as may be reasonably necessary to give effect to the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed this 10th day of January, 2018.

Signed for and on behalf of IIS Re Ltd. as Shareholder and Manager
By:	/s/ Thomas C. Heise
Title:	CEO
Date:	10 January 2018

Signed for and on behalf of Artex SAC Limited
By:	/s/ Robert Eastham
Title:	Director
Date:	January 10, 2018
At: Hamilton, Bermuda

Signed for and on behalf of Artex SAC Limited, acting in respect of IIS CCG Segregated Account
By:	/s/ Robert Eastham
Title:	Authorized Signatory
Date:	January 10, 2018
At: Hamilton, Bermuda

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SCHEDULE 1

Trust Account Wire Instructions

[●]

S-1-1

SCHEDULE 2

Bank Account Wire Instructions

HSBC BANK BERMUDA LIMITED

For all USD transactions:
Correspondent Bank:	HSBC Bank USA, 452 Fifth Avenue, New York, NY 10018
Swift Code:	MRMD US33
Beneficiary Account No:	[●]
Beneficiary Name:	Artex SAC Limited f/obo IIS CCG Segregated Account
Beneficiary Bank:	HSBC Bank Bermuda Limited, Hamilton
Beneficiary Swift:	BBDABMHM

S-2-1

SCHEDULE 3

SUBSCRIPTION FORM

Reference is hereby made to the Preference Shareholder Agreement (the “Shareholder Agreement”) dated January 10, 2018 amongst IIS Re Ltd. (“Shareholder”), Artex SAC Limited (the “Company”) and Artex SAC Limited acting in respect of IIS CCG Segregated Account (the “Segregated Account”).

All terms not defined herein shall have the meanings given to such terms in the Shareholder Agreement.

Effective as of the date hereof and in accordance with the terms and conditions of the Shareholder Agreement, the Company, the Segregated Account and each undersigned purchaser (“Purchaser”) agree to the following Subscription for the Preference Shares (as defined in the Shareholder Agreement) and the Company agrees to issue and sell, and the Purchasers agree to purchase, Preference Shares linked to the Segregated Account as set forth below. Each of Artex SAC and the Segregated Account make to the Purchasers their respective representations and warranties under Article 18 of the Shareholder Agreement, and each Purchaser makes the representations and warranties of the Shareholder (as defined in the Shareholder Agreement) under Article 18 of the Shareholder Agreement, as of the date set forth below in the signature page in respect of such party and the Effective Date, which representations and warranties are hereby incorporated, mutatis mutandis, in this Subscription Form. Payment of Purchase Price and issuance and delivery of such Preference Shares shall be made on the date hereof and the payment of Contributed Surplus shall be made as of the Effective Date (as defined in the Shareholder Agreement).

S-3-1

Shareholder	Number of Preference Shares	Purchase Price $	Contributed Surplus $	Total $
IIS Re Ltd.	100	$100	To be completed on Effective Date	To be completed on Effective Date

S-3-2

Signed for and on behalf of IIS Re Ltd.		Signed for and on behalf of Artex SAC Limited, acting in respect of IIS CCG Segregated Account

By:	/s/ Thomas C. Heise	By:	/s/ Robert Eastham
Title:	CEO	Title:	Authorized Signatory
Date:	10 January 2018	Date:	January 10, 2018

Signed for and on behalf of Artex SAC Limited

		By:	/s/ Robert Eastham
		Title:	Director
		Date:	January 10, 2018

S-3-3